Exhibit 10.6
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AgfaPhoto USA Corporation
100 Challenger Road
Ridgefield Park, NJ 07660-2199

www.agfaphoto.com

T 201-440-2500
F 201-440-6703

June 15, 2005

Mr. Barry Feld    via Facsimile Transmission
Portrait Corporation of America, Inc.
815 Matthews-Mint Hill Road
Matthews, North Carolina 28105

Dear Barry:

The purpose of this letter is to modify in part the Agfa/PCA agreement dated effective February 4, 2002 (as amended, “the Agreement”), which sets forth the terms and conditions of the sale of products by AgfaPhoto USA Corporation (“AgfaPhoto”) (assignee of Agfa Corporation) to Portrait Corporation of America, Inc. (“PCA”). It is the express intention of AgfaPhoto and PCA to enter into a revised agreement, which will supersede both the Agreement and the revised terms and conditions set forth in this letter, within 60 to 90 days of the date hereof.

It is agreed that:

•	AgfaPhoto will continue to sell products set forth in the Agreement to PCA, under condition that payment for such products by PCA be tendered at or before the delivery of such products by AgfaPhoto.

•
With respect to the payment of currently outstanding invoices, AgfaPhoto agrees not to exercise its right to terminate the Agreement or to seek entry of judgment on such outstanding amounts for a period of twelve months from the date hereof, provided that PCA does not otherwise breach the Agreement or the terms of this letter.

•	Except as expressly stated herein, nothing in this letter shall constitute a waiver by AgfaPhoto of its rights under the Agreement.

 /s/ Bing Liem
By: BING LIEM, President/CEO
AgfaPhoto USA Corporation
Date: 06/14/05

Agreed:

/s/ Barry Feld
By: BARRY FELD, President/CEO
Portrait Corporation of America, Inc.
Date:

cc: S. Traflet, Traflet & Fabian